Exhibit 99

Wednesday                                                         Media Contact:
December 20, 2000                                    Ginny Mackin   704-383-3715
                                                     Mary Eshet     704-383-7777

                                                               Investor Contact:
                                                     Alice Lehman   704-374-4139


FIRST UNION REDUCES ANNUAL DIVIDEND
Action Will Generate Approximately $5 Billion In Additional Capital Over 5 Years

CHARLOTTE, N.C. - First Union (NYSE:FTU) today announced its intention to reduce its annual dividend to $0.96 per share, a 50 percent reduction from the current annual dividend of $1.92 per share. The new dividend rate will be reflected in the quarterly dividend payable March 15, 2001.

"Our primary goal is to increase shareholder value, and a strong balance sheet is the foundation for achieving this objective," said Ken Thompson, First Union president and chief executive officer. "This is a prudent step that will enable First Union to significantly improve our capital ratios over time, and it brings our dividend payout ratio back in line with industry averages."

In addition, First Union estimated this action should generate approximately $5 billion in additional capital over the next five years. "This will give us more flexibility to deploy our capital in the best interests of shareholders in a tax-efficient manner," Thompson said. "Additionally, a stronger capital position will reduce our funding costs over time, which will make us more competitive in the marketplace. Ultimately, we believe, this action will create more value for our shareholders."

Thompson also said that the dividend action does not reflect a change in First Union's earnings or asset quality outlook for 2001.

"Our objective is to be one of the nation's best capitalized financial institutions," Thompson said.

First Union (NYSE:FTU), with $247 billion in assets and stockholders' equity of $15 billion at September 30, 2000, is a leading provider of financial services to 15 million retail and corporate customers throughout the East Coast and the nation. The company operates full-service banking offices in 11 East Coast states and Washington, D.C., and full-service brokerage offices in 46 states. Online banking products and services can be accessed through www.firstunion.com.

This news release contains various forward-looking statements. A discussion of various factors that could cause First Union's actual results to differ materially from those expressed in such forward-looking statements is included in First Union's 2000 filings with the SEC, including the Form 8-K dated December 20, 2000.

Teleconference: First Union CEO and President Ken Thompson will discuss the dividend reduction with investors and analysts in a teleconference at 9 a.m. EST on Wednesday, December 20. The telephone number to participate in the teleconference is 888-997-8505 for U.S. callers (or 712-257-2288 for international callers) on December 20. The access code for the teleconference is 33345.

A continuous telephone replay will be available beginning at 11 a.m. on Wednesday, December 20, and continue through 5 p.m. on Wednesday, December 27. The replay telephone number is 402-220-9097.